Exhibit 10.2

NUTANIX, INC.

SECOND AMENDED AND RESTATED
OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved June 16, 2021

Nutanix, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board”, and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees or officers of the Company (the “Outside Directors”). This Second Amended and Restated Outside Director Compensation Policy (this “Policy”) formalizes the Company’s policy regarding compensation for its Outside Directors, which shall consist of (i) cash and (ii) equity grants. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such terms in the Company’s 2016 Equity Incentive Plan (as amended, the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director because of the cash and equity compensation such Outside Director receives under this Policy.

This Policy amends and restates the Company’s Amended and Restated Outside Director Compensation Policy, effective October 16, 2018 (the “Prior Policy”). This Policy will be effective as of June 16, 2021 (the “Effective Date”) and will govern all compensation granted to Outside Directors who first becomes an Outside Director on or following the Effective Date. The terms of the Prior Policy will continue to govern compensation for Outside Directors who first became an Outside Director prior to the Effective Date until the day prior to the next Annual Meeting held after the Effective Date, at which point this Policy will then govern compensation for any such Outside Directors after such date; provided, however, that any Outside Director (a) who is serving as an Outside Director as of the Effective Date, (b) who would have been entitled to additional compensation under this Policy for such Outside Director’s service as a non-Executive Board Chair, Lead Independent Director, or member or Chair of a committee had this Policy been in effect as of the start of such service, and (c) who has not yet received any compensation under the Prior Policy for such service shall be compensated under this Policy for such service as if this Policy had been in effect as of the start of such service.

1.
CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $50,000. There are no per meeting attendance fees for attending Board meetings. This cash compensation will be paid each fiscal quarter in arrears, and prorated for any partial fiscal quarters served.

Committee Annual Cash Retainer

Effective as of the Effective Date, each Outside Director who serves as the non-executive chair of the Board, the lead independent director, or the chair or a member of a committee of the Board will be eligible to earn additional annual cash retainers (paid quarterly in arrears, and prorated for any partial fiscal quarters served) as follows:

Non-Executive Board Chair:	$87,500
Lead Independent Director:	$47,500
Committee Awards:	Chair	Member
• Audit	$30,000	$12,500
• Compensation	$20,000	$10,000
• Nominating and Corporate Governance	$15,000	$7,500

For clarity, each Outside Director who serves as the chair of a committee will only receive the annual fee as the chair of the committee without the additional annual fee as a member of the committee.

2.
EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards in addition to those covered under this Policy. All grants of Awards to Outside Directors pursuant to this Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

a.
No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
b.
Annual Awards. Subject to Section 11 of the Plan, on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) following the Effective Date, each Outside Director will automatically be granted an award (an “Annual Award”) of restricted stock units (“RSUs”) with a total dollar value of $250,000 for his or her Board service (the “Annual Award Value”), provided, however, that an Annual Award will not be granted to any Outside Director who is not continuing as a Director following the applicable Annual Meeting. The number of Shares subject to an Annual Award will be calculated by dividing the applicable Annual Award Value by the Per Share Value, rounded down to the nearest whole Share. Each Annual Award will vest in full on the earlier of (i) the day prior to the next Annual Meeting held after the date of grant or (ii) the one-year anniversary of the date of grant, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

c.
First Year as Outside Director. Subject to Section 11 of the Plan and except as provided by the last sentence of this paragraph, each person who first becomes an Outside Director following the Effective Date will, effective on the date such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, automatically be granted an award (a “Pro-Rata Award”) with a total dollar value equal to the Annual Award Value multiplied by the Pro-Rata Fraction (the “Pro-Rata Award Value”); provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive a Pro-Rata Award. Notwithstanding anything herein to the contrary, any person who first becomes an Outside Director at an Annual Meeting shall receive an Annual Award as a result thereof instead of a Pro-Rata Award.

The number of Shares subject to a Pro-Rata Award will be calculated by dividing the applicable Pro-Rata Award Value by the Per Share Value, rounded down to the nearest whole Share. Each Pro-Rata Award will vest in full on the day prior to the next Annual Meeting held after the date of grant, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

d.
Occurrence of a Change in Control. Notwithstanding the vesting schedules above, in the event of a Change in Control, each Annual Award, and Pro-Rata Award may be subject to accelerated vesting in accordance with Section 14(d) of the Plan.
e.
Per Share Value. For purposes of this Policy, “Per Share Value” means, with respect to one Share, the average of the closing trading price of a Share for the Trading Days occurring during the 30-day calendar period ending on the last Trading Day immediately prior to the grant date, or such other methodology as the Board may determine prior to an Award becoming effective. For the purposes of this Policy, “Trading Day” means any day during which the Nasdaq Global Select Market is open for trading.
f.
Pro-Rata Fraction. For the purposes of this Policy, “Pro-Rata Fraction” means a fraction (A) the numerator of which is the number of calendar days that occur from and including the Monday of the week during which the applicable date of grant of a Pro-Rata Award occurs until and including (i) if known as of the date of such calculation, the day prior to the next Annual Meeting (the “Next Meeting Date”), or (ii) if the Next Meeting Date is not known as of the date of such calculation, the one-year anniversary of the previous Annual Meeting, and (B) the denominator of which is 365.
3.
TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.
ADDITIONAL PROVISIONS

All provisions of the Plan that are not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.
REVISIONS

The Board may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision.